EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of June 5, 2017

Among

SYMPLMED PHARMACEUTICALS LLC,

and

MARINA BIOTECH, INC.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June 5, 2017, is by and among SYMPLMED PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company” ), and MARINA BIOTECH, INC., a Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, the Company is a privately-held pharmaceutical company that is engaged in the business, in relevant part, of developing, marketing, manufacturing, selling, promoting, storing, supporting, transporting and commercializing a single-pill fixed-dose combination of perindopril arginine and amlodipine besylate known as Prestalia (“Prestalia”) that has been approved by the U.S. Food and Drug Administration (the “FDA”) for the treatment of hypertension (such business, which, for the avoidance of doubt, does not include the Retained Business (as defined below), being hereinafter referred to as the “Business”);

WHEREAS, Buyer wishes to purchase all of the Assigned Assets (as defined below), and assume all of the Assumed Liabilities (as defined below), from the Company, and the Company wishes to sell all of the Assigned Assets to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

A G R E E M E N T S:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounts Receivable” means any and all amounts owed to the Company or any of its Subsidiaries by reason of a sale of products or provision of services in the ordinary course of the Business, in accordance with the financial statement methodologies of the Company.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assigned Assets” means all of the tangible and intangible assets of every kind and description used or useful in the Business (including, without limitation, those assets of the Company set forth on Schedule 1.1(a)), which shall be owned by, leased by or licensed to the Company on the Closing Date, other than Excluded Assets.

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“Assumed Liabilities” means:

(a) any executory liability arising and accruing after the Closing under the Contracts that are included in the Assigned Assets, and specifically excluding any liability arising out of or relating to any breach or default under any such Contract based on facts that occurred or circumstances that existed on or prior to the Closing;

(b) indebtedness of the Company specifically set forth on Schedule 1.1(b), and specifically excluding any liability arising out of or relating to any breach or default with respect to such indebtedness based on facts that occurred or circumstances that existed on or prior to the Closing; and

(c) any executory liability arising and accruing after the Closing under the Contracts with the employees or independent contractors of the Company listed on Schedule 1.1(c), and specifically excluding any liability arising out of or relating to any breach, default or Tax liability with respect to such Contracts based on facts that occurred or circumstances that existed on or prior to the Closing.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VII hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means the consents of third parties necessary or advisable to consummate the transactions contemplated hereby, as more particularly set forth on Schedule 3.10 hereto.

“Contracts” means all agreements, written or oral (including any amendments and other modifications thereto), relating to the Business, to which the Company or any of its Subsidiaries is a party or is bound. For the avoidance of doubt, the term “Contracts” includes all of the “Material Contracts”.

“Environmental Liabilities” means any liabilities arising out of or relating to the violation of any applicable Law relating to (a) the protection of the environment (including air, water, groundwater, soil, land surface, subsurface strata and natural resources), (b) the use, storage, handling, release or disposal of, or exposure to any hazardous substances or (c) occupational health.

”ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means only the following assets of the Company:

(a)	all assets relating to the Retained Business (unless such assets also constitute Assigned Assets);
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(b)	those Material Contracts identified on Schedule 3.9 as Excluded Assets or as not being not being part of the Assigned Assets;

(c)	the ownership interests held by the Company in its wholly-owned subsidiaries, including Symplmed Consulting, Inc. and Symplmed Technologies, LLC;

(d)	the minute books, stock record books, corporate franchise and Tax Returns of the Company and its Subsidiaries (other than as covered by the definition of Assigned Assets);

(e)	all warranty rights, guaranty rights, causes of actions, judgments, Orders, claims or other similar rights, in the case of each of the foregoing, solely to the extent arising with respect to, from or relating to the Excluded Assets;

(f)	all insurance benefits, including rights and proceeds, solely to the extent arising with respect to, from or relating to the Excluded Assets and the Company’s continued workmen’s compensation insurance, if any;

(g)	the rights, claims or causes of action of the Company against other Persons relating to the Business which relate to the discharge by the Company of the Excluded Liabilities;

(h)	all refunds of any Tax that is an Excluded Liability;

(i)	all employee benefit plans of the Company, and the assets and contracts relating thereto; and

(j)	all attorney-client communications solely regarding this Agreement, the Related Documents and the transactions contemplated hereby on or prior to the Closing Date.

“Excluded Liabilities” means any and all liabilities and obligations of the Company and its Subsidiaries arising on or prior to the Closing Date (and, with respect to the Retained Business and any of the Excluded Assets, also arising after the Closing Date (including, without limitation, liabilities to any employees, officers, directors, managers, consultants and contractors of the Company or its Subsidiaries)). For the avoidance of doubt, the Excluded Liabilities shall include, without limitation:

(a) any liabilities to current and former employees of the Company and its Subsidiaries, and to employees of the Company following the Closing, and the beneficiaries thereof, during the period they are employed by the Company or any Subsidiary thereof through the Closing (and at all times following the Closing), and any other liabilities arising under ERISA or similar laws relating to employees, or relating to the benefit plans of the Company and its Subsidiaries, through the Closing (and at all times following the Closing);

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(b) all wages, compensation, termination or severance payments, or other remuneration and benefits of any kind earned through and following the Closing, including, without limitation, unemployment or similar payments, owed or otherwise due to any current or former employee, officer, director, member, manager, consultant or independent contractor of the Company or any Subsidiary, or any dependent or beneficiary thereof, as of the Closing (and at all times following the Closing), arising from or relating to their employment by, service to or separation from the Company or any Subsidiary, including: (i) bonus and “golden parachute” payments; (ii) all vacation and sick pay; (iii) payments, benefits and obligations relating to the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA (or applicable state law); and (iv) payments, benefits and obligations arising under the WARN Act or any other similar law, as well as any liabilities arising from the failure to make any such payments or provide any such benefits;

(c) any liabilities of the Company or any of its Subsidiaries arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the Related Documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and other professionals;

(c) any liabilities owed to any present or former employees or consultants, or to any other Person, including, without limitation, change of control payments, arising from the consummation of the transactions contemplated by this Agreement;

(f) any liabilities arising out of or relating to those certain legal actions set forth on Schedule 3.18;

(g) Retained Tax Liabilities;

(h) Environmental Liabilities; and

(i) any indebtedness of the Company and its Subsidiaries.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States or any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, including Regulatory Agencies.

“Intellectual Property” shall mean all statutory, common law and registered patents, copyrights, trademarks, service names, service marks and trade names (including any Intellectual Property Registration), and all trade secrets, designs, logos, and other intangible rights and interests owned by the Company or any of its Subsidiaries, in each case that are used or useful in connection with the Business, including the names “Symplmed”, “Prestalia” and “ACEON” (and all translations, adaptations, derivations and combinations of the foregoing and all logos related to the foregoing), and all associated goodwill, including, without limitation, all intellectual property listed on Schedule 3.11 and the following:

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(a) United States Letters Patent and patents granted in any other jurisdiction anywhere in the world, reissues, divisions, continuations, continuations-in-part, reexaminations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

(b) product or service names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;

(c) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;

(d) software, databases and fixations thereof;

(e) uniform resource locators, website addresses, domain names, website content and all fixations thereof;

(f) Proprietary Information; and

(g) any other intangible property similar to any of the above.

“Intellectual Property Registration” shall mean an application (including provisional applications), certificate, filing, registration or other document seeking or confirming rights in Intellectual Property issued by, filed with or recorded by any Governmental Authority in any jurisdiction anywhere in the world including any and all amendments to any of the foregoing.

“Knowledge” shall be understood to refer to matters that are known, or that should be known following due inquiry, to the Company or any Subsidiary, or any director or officer of the Company, and the knowledge of each shall be imputed to the others.

“Law” means any law, rule or regulation of any foreign, federal, state or local Governmental Authority, as well as guidance, directives and policies of such authorities.

“Licenses” means permits, licenses, variances, registrations, exemptions, orders, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Governmental Authorities in connection with, used in, or necessary for the lawful operation of the Business, including for the manufacturing, having manufactured, marketing, sales,promotion, distribution, storing, transporting, supporting and importing of Prestalia Products, all of which are listed on Schedule 3.6 hereto.

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“Material Adverse Effect” shall mean any circumstance, change in or effect on the Company or any of its Subsidiaries that is or could reasonably be expected to be materially adverse to the consolidated results of operations or the financial condition or prospects of the Company or any of its Subsidiaries taken as a whole.

“Material Contract” means each Contract to which the Company is a party, which provides for obligations, payments, liabilities, consideration, performance of services or the delivery of goods material to the Assigned Assets (it being understood and agreed that any contract that provides for obligations, payments, liabilities, consideration, performance of services or the delivery of goods to or by such entity of any amount or value reasonably expected to be in excess of $25,000 in any annual period shall be deemed to be material), all of which are set forth on Schedule 3.9 attached hereto.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Permitted Encumbrances” shall mean (i) Encumbrances for current Taxes not yet due and payable or Taxes which are being disputed in good faith where no lien has yet been filed, (ii) mechanics, warehousemen and materialmen liens not material in nature or amount, and (iii) Encumbrances agreed to by Buyer and the Company as set forth on Schedule 1.1(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the interest of the Company in all machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, fixtures, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned by or leased to the Company, or otherwise used or possessed by the Company, and used in connection with the Business.

“Prestalia NDA” means the New Drug Applications, including all supplements and amendments thereto, for the approval of each Prestalia Product as a new drug by the FDA.

”Prestalia NDA Assignment Date” means the fifth (5th) business day (or such earlier date as may be agreed between Buyer and the Company) following the date on which Buyer provides written notice to Seller (which written notice must be provided not later than one hundred fifty (150) days following the Closing Date) that Buyer is prepared, in its sole discretion, to accept an assignment of the Prestalia NDA. Following the earlier of (A) delivery of notice from Buyer to the Company advising it of the Prestalia NDA Assignment Date and (B) the Prestalia NDA Assignment Date, the Company shall undertake all acts as are necessary, appropriate or advisable to transfer the Prestalia NDA to Buyer and fulfill its other obligations pursuant to this Agreement related thereto. In the event that Buyer does not deliver notice to the Company advising it of the Prestalia NDA Assignment Date on or prior to the 150th day following the Closing Date, then (unless otherwise agreed in writing between the parties) the Prestalia NDA Assignment Date shall be deemed to occur on the 150th day following the Closing Date, at which time the Company shall transfer the Prestalia NDA to Buyer and fulfill its other obligations pursuant to this Agreement related thereto.

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“Prestalia Products” means the products of the Company as set forth on Schedule 1.1(e), including, without limitation, all pharmaceutical preparations, in all dosage strengths, formulations, and methods of administration, that contain active pharmaceutical ingredient, and any new generation or other product developed in the future to the extent that the making, using or selling of such new product contains or is based on the Intellectual Property that is included in the Assigned Assets.

“Proprietary Information” shall mean technical, commercial, marketing and other information, data and material of the kind which is or can be used in the operation of a business and which is normally considered to be confidential or proprietary in nature including, but not limited to, any algorithm; procedure; idea; concept; strategic, business and other plan; research; invention or invention disclosure (whether patentable or unpatentable); test, engineering and technical data and materials, know-how, show-how or methodology; trade secret, process, design, formula, or other information or data which has not entered the public domain, and all records or fixations including, but not limited to, laboratory notes, source code and software documentation. The term “Proprietary Information” shall also include the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Purchase Price” means the aggregate consideration payable to the Company for the Assigned Assets as provided in Article II.

“Real Property” means all of the Company’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way, all of which are identified in Schedule 3.7 hereto.

“Regulatory Agencies” means the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of pharmaceutical products, including the Prestalia Products.

“Related Documents” means any and all agreements, instruments, documents or certificates related to or arising from this Agreement necessary to facilitate the consummation of the transactions contemplated by this Agreement.

“Retained Business” means that portion of the business of the Company other than the Business, including, without limitation, that portion of the Company’s business that relates to its patented technology platform known as DyrectAxess.

“Retained Tax Liabilities” means any and all liabilities for Taxes (whether or not remitted) of: (i) the Company or its Subsidiaries (including any Taxes arising in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents); (ii) the Company or any of its Subsidiaries attributable to any change in method of accounting of the Company or with respect to the Business, in each case relating to any taxable period (or portion thereof) ending on or before the Closing; (iii) any Person attributable to the Assigned Assets or the operation of the Business for any taxable period (or portion thereof) ending on or before the Closing; and (iv) any Person arising from or in connection with any Excluded Asset.

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“Servier” means Les Laboratoires Servier, a French corporation having offices at 50 rue Carnot, 92284 Suresnes, France.

“Servier-Symplmed License” means the Amended and Restated License and Commercialization Agreement between Servier and Symplmed (as assignee) dated January 11, 2012 (as further amended from time to time) pursuant to which Seller has an exclusive license from Servier to manufacture, have manufactured, develop, promote, market, distribute and sell, inter alia, the Prestalia Products.

“Subsidiary” shall mean, with respect to the Company, any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by the Company.

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, escheat or unclaimed property obligations, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Returns” means reports, estimates, declarations or estimated tax, information statements and returns, including information statements and returns, including information returns or reports with respect to backup withholding and other payments to third parties, relating to or required to be filed with any Tax Authority by any Tax Law in connection with any Taxes.

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“Transition Period” means the period commencing on the Closing Date and ending on the Prestalia NDA Assignment Date.

“Warn Act” means the Worker Adjustment and Retraining Notification Act.

Defined Term	Section

Assignment and Assumption Agreement	Section 7.2
Business	Recitals
Business Personnel	Section 5.1(a)
Buyer	Recitals
Cap	Section 8.4
CERCLA	Section 3.23
Claims	Section 8.3
Closing Date	Article VII
Company	Recitals
Customer	Section 3.24(a)
Damages	Section 8.2(a)
Employment Agreement	Section 7.2
Encumbrance	Section 2.1
FDA	Recitals
FDCA	Section 3.29
Financial Statements	Section 3.12
Hazardous Substance	Section 3.23
INA	Section 3.14(b)
Insurance	Section 3.13
Interim Financial Statements	Section 3.12
IP Assignment Agreement	Section 7.2
National Priorities List	Section 3.23
Notice	Section 8.3
Pharmaceutical Product	Section 3.29
Plans	Section 3.16
Premises	Section 3.23
Principal Contractor	Section 5.1(a)
Release	Section 3.23
Third-Party Claim	Section 8.5
Vendor	Section 3.24(b)

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Assigned Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from the Company, and the Company shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to all of the Assigned Assets (which, for the avoidance of doubt, shall exclude all of the Excluded Assets), free and clear of any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever (each, an “Encumbrance”), except for Permitted Encumbrances, and Buyer shall assume and agree to discharge all of the Assumed Liabilities (which, for the avoidance of doubt, shall exclude all of the Excluded Liabilities). At the Closing, the Company shall deliver to Buyer assignment agreements along with appropriate powers and transfer instruments executed by the Company to reflect the purchase and sale of all of the Assigned Assets, and the assumption of the Assumed Liabilities, all in form satisfactory to Buyer and its counsel.

2.2 Purchase Price.

(a) Subject to the terms and provisions of this Agreement, the aggregate Purchase Price payable to the Company shall be $300,000, which amount shall be paid to the Company at the Closing.

(b) The payment of the Purchase Price from Buyer to the Company shall be made by wire transfer of immediately available funds to the account and in accordance with the instructions provided by the Company to Buyer no fewer than two (2) business days prior to the Closing Date.

(c) Buyer agrees that it will calculate the allocation of the Purchase Price (and any other amounts required to be treated as consideration for Tax purposes) for U.S. federal income tax purposes in accordance with Section 1060 of the Code and provide the Company with a copy of such calculation promptly following such time as Buyer has completed its determination. Notwithstanding the delivery of such calculation, each Party shall be free to utilize its respective allocations of the Purchase Price for all Tax reporting and other purposes.

2.3 Transition Period. The Company shall take all actions as are necessary, appropriate or advisable to transition the Business to Buyer, and to allow Buyer to fulfill its obligations under the Servier-Symplmed License, during the Transition Period, as set forth in this Section 2.3. On the Prestalia NDA Assignment Date (which, for the avoidance of doubt, would occur on the 150th day following the Closing Date if Buyer does not otherwise deliver notice to the Company advising it of the Prestalia NDA Assignment Date, unless otherwise agreed in writing by the parties hereto): (i) the Company shall assign and transfer to Buyer the Prestalia NDA and any and all Licenses and Contracts not previously assigned to Buyer in connection with the Prestalia NDA and the Prestalia Products (to the extent assignable, and to the extent such items are not Excluded Assets hereunder); and (ii) the Company shall deliver to Buyer, in a mutually acceptable format, all Intellectual Property in connection with the Prestalia NDA and the Prestalia Products that it has not previously provided to Buyer, and on and following which the Company and Buyer shall cooperate in good faith to execute all documents and instruments, and take any actions, that may be necessary, appropriate or advisable to ensure that Buyer is able to make full use of such Intellectual Property following the Prestalia NDA Assignment Date (and that Buyer is able to use such Licenses or apply for (and obtain) replacement Licenses with respect thereto). The Company shall also cooperate in good faith during the Transition Period, and at all times thereafter, to transfer to Buyer all Licenses and Contracts that are not transferred to Buyer on the Closing Date (or to assist Buyer in its efforts to obtain substantially similar replacement Licenses and enter into substantially similar replacement Contracts), and to assist Buyer in its efforts to renegotiate the Servier-Symplmed License (or enter into a mutually acceptable replacement therefor). Furthermore, the Company hereby agrees that, upon written request delivered by Buyer prior to the end of the Transition Period, change its name to a name reasonably satisfactory to Buyer that does not include the words “Symplmed” or “Prestalia”, or any derivation thereof, and provide written evidence reasonably satisfactory to Buyer of such name change.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company hereby represents and warrants to Buyer, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers, including by cross-reference to another section containing the disclosure) supplied as of the date hereof by the Company to Buyer (the “Disclosure Schedule”), as follows:

3.1 No Violation. The execution and delivery of this Agreement and each Related Document does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 3.10): (i) conflict with, or result in any violation of, any statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge or other restriction of any government or Governmental Authority, or court to which the Company is subject or any provision of its charter, bylaws or other organizational documents; or (ii) result in any violation of or default on the part of the Company (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon the Assigned Assets under, any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Company is a party or by which any of their respective properties or assets are bound.

3.2 Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assigned Assets that it currently owns, leases or operates and to conduct the Business as it is now being conducted. The Company is duly licensed, registered and qualified to do business and is in good standing in all jurisdictions in which the ownership, leasing or operation of the Assigned Assets, or the conduct of the Business, requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect.

3.3 Authorization. The Company has all requisite power and authority to enter into this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and each Related Document to which it is a party, and the consummation of the transactions contemplated in this Agreement and each Related Document, including, without limitation, the approval of the managers and members of the Company, have been duly and properly taken.

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3.4 Subsidiaries. The Company has two Subsidiaries: Symplmed Technologies, LLC and Symplmed Consulting, Inc. The Company owns all of the issued and outstanding equity interests of each aforementioned Subsidiary, and no other Person has any right to acquire any equity interest in either aforementioned Subsidiary. Neither Symplmed Technologies, LLC nor Symplmed Consulting, Inc. is involved in the operations of the Business or holds any Assigned Assets. Other than Symplmed Technologies, LLC and Symplmed Consulting, Inc., the Company does not own, directly or indirectly, more than five percent (5%) of the voting power or equity interest of any entity.

3.5 [Intentionally Omitted].

3.6 Licenses. Schedule 3.6 contains a true and complete list of all of the Licenses, including any non-assignable Licenses (which shall be denoted as such). Except as set forth on Schedule 3.6, the Licenses set forth on Schedule 3.6 comprise all of the Licenses that are used in connection with, used in, or necessary for the lawful operation of the Business, including for the manufacturing, having manufactured, marketing, sales, promotion, distribution, storing, transporting, supporting and importing of the Prestalia Products, and none of the foregoing are subject to any restriction or condition which would limit the full operation of the Business as presently operated. Except as noted on Schedule 3.6, all Licenses are validly issued, and the applications therefor are complete and accurate and did not omit to state any facts necessary in order to make the statements therein not misleading.

3.7 Real Property. Schedule 3.7 sets forth an accurate and complete list of all of the Real Property that is used by, leased by or otherwise occupied by the Company. The Company is not, and to Knowledge, no other party is, in default under any lease or other instrument of conveyance with respect to the Real Property. The Company owns no Real Property. No Contracts pursuant to which the Company leases Real Property are included in the Assigned Assets.

3.8 Personal Property. Schedule 3.8 contains a list of the items that comprise all Personal Property as of the most recent practicable date, of whatever kind and wherever located, as indicated on such schedule. The Company owns and has good and marketable title to all Personal Property free and clear of any Encumbrance, except for Encumbrances that shall be discharged or removed prior to or at Closing. The Company is not, and to Knowledge no other party is, in material default under any of the leases, licenses and other agreements relating to the Personal Property. Except as otherwise disclosed on Schedule 3.8, the Personal Property constituting tangible property is in good operating condition (ordinary wear and tear excepted) and is available for immediate use in the operation of the Business.

3.9 Contracts. Schedule 3.9 lists all of the Material Contracts in effect on the date hereof (including, but not limited to, all employment agreements and all other contracts or agreements to which the Company is a party). Except as set forth on Schedule 3.9, all of the Material Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms. Except as otherwise disclosed on Schedule 3.9: (i) there is no default or breach by the Company, or to Knowledge, any other party to any Material Contract; (ii) there is no fact or circumstance that exists that, with or without the passage of time or giving of notice or the happening of any further event or condition, would constitute a default, or would entitle any party to terminate any Material Contract or to make a claim or set-off against the Company, or any of its Affiliates, or otherwise to amend any Material Contract or prevent such Material Contract from being renewed in accordance with its terms; (iii) the Company is not restricted by agreement from carrying on the Business as and where conducted on the Closing Date, or in any other market or territory; (iv) there are no negotiations pending or in progress to revise any Material Contract; (v) following the Closing, each Material Contract shall be in full force and effect, and valid, binding and enforceable in accordance with its terms; and (vi) no Material Contract provides for the payment of any bonus or commission to any Person based on sales or earnings by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.9, the Company has not received any written notice of default, termination, or nonrenewal under any Material Contract that has not been cured prior to the Closing.

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3.10 Consents. Except for the Consents described in Schedule 3.10, no License or Order of or from, or declaration or filing with, any Governmental Authority, and no consent or waiver of any party to any Contract to which the Company is a party is required or declaration to or filing with any Governmental Authority, or any other third party is required to (a) execute this Agreement or any of the Related Documents, (b) consummate the transactions contemplated hereby or thereby, (c) permit the Company to sell the Assigned Assets to Buyer, or (d) enable the Company, after consummation of the transactions contemplated by this Agreement, to conduct the Business after the Closing Date in the same manner as presently operated.

3.11 Intellectual Property. Schedule 3.11 sets forth a true, complete and correct list of all Intellectual Property owned by or licensed to the Company or its Subsidiaries. The Intellectual Property set forth on Schedule 3.11 includes all such Intellectual Property that is used in or necessary for the conduct of the Business. Except as set forth on Schedule 3.11, the Company is the sole and exclusive owner or licensee of all right, title and interest in and to the Intellectual Property, free and clear of all Encumbrances, and the Company has the valid and exclusive rights to use the Intellectual Property. Except as set forth on Schedule 3.11, all items of Intellectual Property are properly registered and/or applied for under applicable law and all such registrations are valid and in force. Except as set forth on Schedule 3.11, (i) to Knowledge, none of the Intellectual Property is interfered with, infringed upon, conflicted with or otherwise violated by the intellectual property rights of any Person and (ii) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the intellectual property rights of any Person. No Affiliate of the Company has any rights to any of the Intellectual Property.

3.12 Financial Statements. The Company has furnished to Buyer the following financial statements (collectively, the “Financial Statements”), true and complete copies of which Financial Statements are attached hereto as Schedule 3.12: (i) consolidated unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2015 and 2016 of the Company; and (ii) unaudited consolidated balance sheets and statements of income as of and for the three (3) months ended March 31, 2017 of the Company (the “Interim Financial Statements”). The Financial Statements (including the notes thereto) present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods are true, correct and complete, and are consistent with the books and records of the Company (which books and records are true, correct and complete). The accounting practices used in preparing the Financial Statements were the same in each of the Financial Statements and were consistently followed throughout the period reflected in each of the Financial Statements. The books and records of the Company are complete and correct in all material respects, and fully and fairly reflect bona fide transactions set forth therein.

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3.13 Insurance. Schedule 3.13 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self-insurance programs or fidelity bonds (“Insurance”) maintained by the Company, or in which the Company is a named insured, true and complete copies of which have been provided to Buyer. All Insurance contains valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in full force and effect, are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business, and provide coverage for any and all events that may occur while such policies or binders are in effect. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.

3.14 Employees.

(a) Compliance.

(i) The Company has complied in all material respects with all Laws relating to the employment or retention of its employees, consultants and independent contractors, including provisions relating to recruiting, hiring, retaining and documenting prospective employees, wages, hours, equal opportunity, recordkeeping, occupational health and safety, severance, collective bargaining and the payment of social security, employment and other taxes, and as of the date hereof the Company has not received any notice alleging that it has failed to comply with any such Laws.

(ii) There are no loans outstanding from the Company to any member, shareholder, director, manager, officer or employee of the Company.

(iii) Neither the Company nor any of its Subsidiaries is in breach of any material terms of any employment relationship with any of its directors, officers, managers or employees, nor to Knowledge is any director officer, manager or employee in breach of any material term of his or her employment relationship with the Company or any of its Subsidiaries, in each case which have not been waived.

(b) Eligibility. With respect to all persons employed by the Company, and with respect to all independent contractors, the Company has complied in all material respects with employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied with the paperwork provisions and anti-discrimination provisions of the INA. With respect to all persons employed by the Company, and with respect to all independent contractors, the Company has obtained and maintained the employee records and I-9 forms in proper order as required by United States law. To Knowledge, the Company does not employ any workers unauthorized to work in the United States.

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3.15 Labor Relations. The Company is not or was not a party to, nor subject to, any collective bargaining agreements. None of the employees of the Company are or were represented by a union or subject to a collective bargaining agreement, no union organizational campaign is in progress with respect to said employees and no question concerning representation exists respecting such employees.

3.16 ERISA.

(a) Schedule 3.16 contains a list of employee benefit plans under Section 3(3) of ERISA and any other employment, consulting, bonus, deferred compensation, incentive compensation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life, disability or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, and each other employee benefit plan or arrangement arising out of the employment or the termination of an employee, former employee, retiree or sales personnel by the Company, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to by the Company covering its employees, former employees, retirees or sales personnel (collectively, the “Plans”). The Company has no legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel.

(b) The Company does not maintain, nor has it ever maintained or contributed to, a “multiemployer plan”, as that term is defined in Section 3(37) of ERISA, or an employee benefit pension plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

(c) Except to the extent that liability therefor will not be imposed upon Buyer:

(i) Full payment has been made of all amounts (other than current outstanding routine claims for benefits) which the Company is required to contribute or pay under the terms of any Plan, and all contributions to any Plan which are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with the financial statement methodologies of the Company. There are no funded benefit obligations of the Company for which contributions have not been made or properly accrued and there are no unfunded benefit obligations of the Company that have not been accounted for by reserves, or otherwise properly footnoted in accordance with the financial statement methodologies of the Company.

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(ii) Each of the Plans is and has been operated and administered in all material respects in accordance with applicable laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis. No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company. The Company does not maintain any Plan which is subject to Section 401(a) of the Code, other than its 401(k) Plan, and to Knowledge, no facts exist which could reasonably be expected to adversely affect the tax-qualified status of such Plan.

(iii) There are no pending, or to Knowledge, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any Governmental Authority, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or Order of any court, Governmental Authority or arbitrator outstanding against or in favor of any Plan or, to Knowledge, any fiduciary thereof in that capacity.

(iv) Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and any applicable similar state law. The Company is not the sponsor of, or a participating employer in, any Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that does not have an underlying insurance contract. There are no reserves, assets, surpluses or prepaid premiums with respect to any employee welfare benefit plan. The Company currently provides no and has no current obligation to provide for post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable law.

(v) The consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former leased or contract employee of the Company to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former leased or contract employee, nor will it result in the breach of any agreement with any current or former leased or contract employee.

(vi) None of the Assigned Assets is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

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3.17 Taxes. The Company has timely filed all Tax Returns required to be filed by the Company and required to be filed with respect to the Assigned Assets or the Business, and all such Tax Returns are accurate, complete and correct. The Company has paid all Taxes required to be paid by it and required to be paid with respect to the Assigned Assets and the Business (whether or not shown on any Tax Return described in the preceding sentence). There is no Tax audit or examination now pending or threatened with respect to the Company, the Assigned Assets or the Business. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Tax by that jurisdiction. The Company has not requested or entered into an agreement providing for any extension of time within which to file any Tax Return, make any Tax election, pay any Taxes or pursuant to which any Governmental Authority may assess Taxes. All Taxes which the Company was or is required by applicable Law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper Governmental Authority or, if not yet due, are being held by the Company for payment. The Company has collected and remitted sales, use, value added and similar Taxes applicable in connection with the Assigned Assets and the operation of the Business. The Company has never entered into a “closing agreement” as defined in Section 7121 of the Code. There is no lien for Taxes upon any of the assets of the Company (including the Assigned Assets) other than liens for Taxes that are not yet due and payable. The Assigned Assets do not include any (a) “United States real property interests” for purposes of Section 897 of the Code or (b) equity interests in any other Person (under Tax or non-Tax principles). The Company has used the cash method of accounting at all times since its date of formation for U.S. federal income Tax purposes. For purposes of this Section 3.17, each reference to the Company includes any Person that was liquidated into, merged with or otherwise a predecessor to, the Company.

3.18 Claims; Legal Actions. Except as set forth on Schedule 3.18, there are no actions, suits, proceedings, Orders, investigations or claims pending or, to Knowledge, threatened against the Company, or pending or threatened by the Company, against any third party, at law or in equity, or before or by any Governmental Authority (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any License), and there is no basis for any of the foregoing. Except as set forth on Schedule 3.18, the Company is subject to any judgment, Order or decree of any court or other Governmental Authority.

3.19 Compliance with Laws. The Company, the Business and the Assigned Assets conform, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other Laws, and no product or service manufactured, distributed and/or delivered by the Company violates any Law in any material respect. The Company has, since its inception, complied in all material respects with all Laws, decrees, filing and reporting requirements, awards and Orders applicable to the Company, including those relating to employment, employee benefits, marketing, sale and distribution of products, manufacture and labeling of products, trade regulation, antitrust and warranties; and there is not any claim pending against the Company arising from or related to any violations thereof. No notice from any Governmental Authority or other Person of any violations of any Law in connection with the Assigned Assets or operations of the Business has been received by the Company; nor has any communication been received in connection with any actual or potential inquiry or investigation by any governmental body.

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3.20 Undisclosed Liabilities. Except as set forth on Schedule 3.20 or on the Financial Statements or the notes thereto, the Company and the Business do not have and will not have any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, related to or arising from the operation of the Business or the ownership, possession or use of the Assigned Assets.

3.21 Assets and Title. The Assigned Assets include all assets used or useful in connection with the Business. On the Closing Date, the Company shall own and have good and marketable title to all of the Assigned Assets free and clear of all Encumbrances other than Permitted Encumbrances. Neither the ownership nor use of the Assigned Assets conflicts with the rights of any Person. The Company has not given any power of attorney that relates to the Assigned Assets to any other Person.

3.22 Interim Change. Except as set forth in Schedule 3.22, since December 31, 2016, the Business has been conducted and operated only in the ordinary course, consistent with past practices. In addition, except as set forth on Schedule 3.22, since December 31, 2016:

(a) there has been no undisclosed Material Adverse Effect on the Assigned Assets;

(b) except in the ordinary course of business and consistent with past practice, no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) that are included in the Assigned Assets or related to the Business, or, to Knowledge, has threatened the same;

(c) the Company has not mortgaged or pledged any Assigned Asset, or subjected any Assigned Asset to any Encumbrance other than Permitted Encumbrances;

(d) the Company has not sold, leased, assigned, transferred or otherwise disposed of, or agreed to sell, lease, assign, transfer or otherwise dispose of at some future date, or granted an option or other right to any party to acquire, any of the Assigned Assets, nor has the Company forgiven or canceled any debts owing to the Company or waived any claims or rights;

(e) the Company has not sold, assigned, transferred, or permitted to lapse, any rights for the use of any Intellectual Property, or disclosed any Proprietary Information to any Person except pursuant to non-disclosure agreements in the ordinary course of business;

(f) the Company has not suffered any extraordinary losses;

(g) the Company has not suffered any damage, destruction or casualty loss, not fully covered by insurance (subject to payment of the applicable deductible);

(h) the Company has not acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any operating business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or any assets, outside of the ordinary course of business and consistent with past practice, or entered into any commitment to do so;

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(i) the Company has not, except for this Agreement or any other agreement contemplated hereby, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) that are related to the Business outside of the ordinary course of business and consistent with past practice;

(j) the Company has not declared, made any payment, set aside or made any distribution with respect to its outstanding equity to its members or stockholders, as applicable, or redeemed, purchased or otherwise acquired any of its outstanding equity;

(k) other than in the ordinary course of business and consistent with past practice, the Company has not: (i) paid any pension, retirement allowance or other employee benefit to any Person; or (ii) adopted or agreed to adopt any pension, retirement or other employee benefit plan, program or policy; and

(l) the Company has not agreed to take any of the actions set forth above in this Section 3.22.

3.23 Environmental Claims. (a) All facilities owned by, or leased to or used by, the Company and used in the conduct of the Business (the “Premises”), and the operations thereat are in compliance with all federal, state and local environmental Laws and regulations; (b) there has not been, and is not occurring, at any location currently or previously owned by or leased to the Company, any Release of any Hazardous Substance; (c) there are no Hazardous Substances or other condition or use of the Premises, whether natural or man-made, which has caused any damage, or which poses a threat of causing damage, to the health of persons, to property, to natural resources, or to the environment; (d) the Company has not received any written communication from any Person or governmental entity that alleges that the Company is not in compliance with applicable environmental Laws; and (e) the Company has not, in connection with the Business, sent or arranged for the transportation of Hazardous Substances or wastes to a site which, pursuant to CERCLA (as defined below) or any similar state law: (i) has been placed or is proposed to be placed on the “National Priorities List” of hazardous waste sites or its state equivalent or (ii) which is subject to a claim, Order or other request to take “removal” or “remedial” action by any person as those terms are defined under CERCLA. The Company is not currently in possession of any Hazardous Substances. For purposes of this Agreement, “Hazardous Substances” shall be construed broadly to mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any environmental Laws or which are regulated, listed or controlled by, under or pursuant to any environmental Laws, or which has been determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, Order, or decree, including any Hazardous Substance as that term is defined under the Comprehensive Environmental Response Act (“CERCLA”); and “Release” shall mean any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental law.

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3.24 Customers and Vendors.

(a) During due diligence, the Company provided to Buyer true, accurate and complete details on the customers of the Business during the 2016 fiscal year, and such other customers of the Business as were requested by Buyer.

(b) As noted on Schedule 3.9, it is contemplated that the Material Contracts between the Company and certain of its vendors as identified on such schedule will be replaced with direct agreements to be entered into between Buyer and such vendors following the Closing Date. The Company shall maintain such Material Contracts in effect (and shall timely fulfill its obligations thereunder) to the extent reasonably necessary to fulfill the Company’s obligations to Buyer during the Transition Period.

3.25 Brokerage. Neither the Company, nor anyone acting on behalf of or any Affiliate of the Company, has made any commitment or done any other act that would create any liability for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.26 Affiliated Transactions. Except as set forth in Schedule 3.26, no Affiliate of the Company: (i) owns any debt, equity or other interest or investment in any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier, distributor, sales agent or advertiser of the Business; (ii) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by the Company, except for accrued compensation (including but not limited to accrued vacation pay), employee benefits and similar matters; (iii) has any interest in or owns any Intellectual Property or any other property or right used in the conduct of the Business; or (iv) is a party to any Contract to which the Company or any of its Subsidiaries is a party.

3.27 Accounts Receivable. All Accounts Receivable of the Company are reflected properly on its books and records, are bona fide, due and valid receivables subject to no defenses, setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts. All Accounts Receivable arose in the ordinary course of business.

3.28 Inventory. All inventories reflected on the Financial Statements are (a) owned by the Company or its Subsidiaries and not subject to any Encumbrance and (b) are not obsolete and are of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business.

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3.29 FDA Matters. As to each product subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company, including, without limitation, the Prestalia Products (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to Knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company, and the Company has not received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company, (iv) enjoins production at any facility of the Company, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

3.30. Full Disclosure. No representation or warranty made by the Company herein or in any certificate, document (including financial statements, exhibits and schedules) or other written instrument furnished or to be furnished pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact, nor shall any such certificate, document or written instrument omit any material fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1 Organization; Due Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power to execute, deliver and perform this Agreement and any Related Document to which it is a party. The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of Buyer.

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4.2 Binding Obligation. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 Brokerage. Neither Buyer nor anyone acting on its behalf has made any commitment or done any other act that would create any liability for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF COMPANY

5.1 Agreement Not to Compete or Solicit, and to Maintain Confidentiality.

(a) For good and valuable consideration and in furtherance of the sale of the Assigned Assets to Buyer hereunder, in order to induce Buyer to enter into and perform this Agreement, to ensure that Buyer obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Assigned Assets, the Company covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Company shall not, directly or indirectly, either for his benefit or for the benefit of any of its Affiliates:

(i) (whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, participate in, perform services for (whether as an employee, consultant or otherwise), invest in, own an interest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business substantially similar to or competitive with the Business;

(ii) induce, encourage or attempt to persuade any Customer to terminate, reduce or materially modify (in a manner adverse to the Company or its Affiliates) such relationship; or

(iii) induce, encourage or attempt to persuade any Business Personnel (as defined below) to terminate, breach or to refuse to enter into any employment, agency or other business relationship with Buyer or any of its Affiliates.

For purposes of clause (ii) of this Section 5.1(a), the term “Customer” shall mean any Person to whom the Company, at any time during the thirty-six (36) months prior to the prohibited contact under Section 5.1(a)(ii), was involved in soliciting, servicing or selling.

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For purposes of clause (iii) of this Section 5.1(a), the term ’“Business Personnel” shall mean any person (A) who is an employee or Principal Contractor of the Company, on the date of this Agreement and who remains, after Closing, employed or engaged by the Company or any Subsidiary, or an Affiliate thereof, or becomes employed or engaged by Buyer or an Affiliate of Buyer in connection with the transactions contemplated hereby for purposes of engaging in the Business, or (B) who is an employee or Principal Contractor of Buyer or an Affiliate of Buyer employed or engaged in the Business, or (C) who within one year prior to the prohibited contact by the Company was an employee or Principal Contractor of the Company or any of its Subsidiaries, or of an Affiliate of the Company or any of its Subsidiaries, or of Buyer or an Affiliate of Buyer.

For purposes of clause (iii) of this Section 5.1(a), the term “Principal Contractor” means, with respect to a Person, a consultant, independent contractor or free-lance worker whose services are material to the Business or who is engaged on a substantially full-time basis by the Company or any of its Subsidiaries.

(b) The Company hereby expressly represents and warrants that it has or may have knowledge of certain Proprietary Information. The Company acknowledges and agrees that all such Proprietary Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Proprietary Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Business and the Assigned Assets. The Company acknowledges and agrees that Buyer would be irreparably damaged if any of the Proprietary Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates. Accordingly, the Company covenants and agrees that it shall not, and it shall use its best efforts to ensure that any other Person acting on its behalf does not, without the prior written consent of Buyer, disclose, use or exploit any such Proprietary Information, for the benefit of the Company or of any third-party, except that the Company may disclose, use or exploit a particular item of Proprietary Information if and to the extent (but only if and to the extent) that such item:

(i) is or becomes publicly known or generally known in the industry of the Business through no act of the Company in violation of this Agreement, or is obtained from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party;

(ii) is required to be disclosed to or by Order of a Governmental Authority or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure;

(iii) is disclosed to the Company’s representatives working on the transactions contemplated by this Agreement and in such event, only to the extent necessary to evaluate or effect such transactions; or

(iv) has been publicly disclosed by Buyer after the Closing.

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(c) The Company expressly acknowledges that the covenants contained in Sections 5.1(a) and (b) are integral to the sale to Buyer of the Assigned Assets and that without the protection of such covenants, Buyer would not have entered into this Agreement, that the consideration paid by Buyer bears no relationship to the damages Buyer may suffer in the event of any breach of any of the covenants of Section 5.1(a) or Section 5.1(b), and that such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Buyer’s business interests. If this Section 5.1 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the extent compatible with applicable laws that shall then apply. The Company hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by him of the provisions of this Section 5.1. Accordingly, the Company hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.1. In addition, the Company hereby agrees that Buyer shall be entitled to injunctive relief in respect of the actual or threatened breach of the provisions of this Section 5.1, and hereby waives any requirement that Buyer shall be required to post a bond in connection therewith. Buyer shall also be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.1.

(d) The Company hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 5.1 should such enforcement ever become necessary.

ARTICLE VI
SPECIAL COVENANTS AND AGREEMENTS

6.1 Taxes, Fees and Expenses. Except as otherwise provided in this Agreement, all sales, excise, use, transfer, value-added and similar taxes, fees or duties, if any, assessed or incurred by reason of the transfer of the Assigned Assets pursuant to this Agreement shall be paid by the Company, regardless of the party against which such taxes, fees or duties are assessed. Buyer hereby waives compliance by the Company with the provisions of all applicable state bulk sales laws, and the Company warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such noncompliance to the extent that such liabilities arise before or as a result of the Closing, and agrees to protect, defend, save harmless and indemnify Buyer from and against any and all such claims and demands pursuant to the procedures set forth in Article VIII of this Agreement. Except as otherwise provided in this Agreement, Buyer shall pay any expenses incurred by it in connection with the authorization, preparation, execution and performance of this Agreement, and the Company shall pay any expenses incurred by the Company in connection with the authorization, preparation, execution and performance of this Agreement, in each case, including all fees and expenses of counsel, accountants, agents and other representatives.

6.2 Publicity. From and after the date hereof, except as otherwise required by law (including the rules and regulations of the Securities and Exchange Commission) or the rules of a national securities exchange upon which the equity of a party is then being traded, no party hereto shall make any announcement, issue any press release or disseminate information to the press or any third party regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Company and the Buyer. For the avoidance of doubt, Buyer may file with the Securities and Exchange Commission such Current Reports on Form 8-K as may be necessary or appropriate disclosing this Agreement, the Related Documents and the transactions contemplated hereby and thereby.

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6.3 Cooperation. Buyer and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required or advisable to be taken as a part of their respective obligations under this Agreement, including but not limited to the obtaining of Consents and all regulatory approvals, as well as the matters relating to the Transition Period as set forth in Section 2.3. In connection therewith, Buyer and the Company shall take such actions, and shall execute and deliver to any other party such further documents as, in the opinion of counsel for such other party, may be reasonably necessary or advisable to ensure, complete and evidence the consummation of the transactions contemplated by this Agreement, including the assignment of the Prestalia NDA.

6.4 Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Company will cooperate in the contest or defense, make itself and its personnel available, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

ARTICLE VII
CLOSING AND CLOSING DELIVERIES

7.1 Closing. The Closing shall take place on the date of this Agreement, or such other time, place and date as may be mutually agreed upon by the parties hereto. The Closing shall be held at the offices of Buyer’s counsel or such other place as shall be mutually agreed upon by Buyer and the Company. The date of the Closing is sometimes herein referred to as the “Closing Date”. By mutual agreement of the parties, the Closing may be alternatively accomplished by facsimile transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

7.2 Deliveries by the Company. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Buyer contained in this Agreement, and in consideration of the Purchase Price, the Company agrees to deliver, or cause to be delivered, to the Buyer on or prior to the Closing Date, the following, in form and substance reasonably satisfactory to Buyer and its counsel:

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(a) Transfer of Assigned Assets. Any assignments, transfer powers or other transfer documents reasonably satisfactory to Buyer and its counsel to reflect the transfer of the Assigned Assets from the Company to Buyer;

(b) Consents. The original of each Consent listed on Schedule 3.10 attached hereto;

(c) Regulatory Approvals. Evidence of the receipt of all authorizations, approvals, Orders and Licenses to be issued by any Governmental Authority as may be necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement and to permit Buyer to operate the Business after the Closing in the manner in which it was operated immediately prior to the Closing, as requested by Buyer;

(d) Good Standing. A certificate of Good Standing of the Company issued by the secretary of state of the state of formation of the Company, and each foreign jurisdiction in which the Company is qualified or licensed to do business, each dated within five (5) days prior to the Closing Date;

(e) Employment Agreement. An employment agreement between Erik Emerson and the Company, in substantially the form attached hereto as Exhibit A, pursuant to which Mr. Emerson shall become the Chief Commercial Officer of the Company, duly executed by Mr. Emerson (the “Employment Agreement”);

(f) Resolutions. The resolutions of the Company’s managers and members authorizing and approving the execution, delivery and performance of this Agreement and the other Related Documents, certified by an authorized officer of the Company;

(g) Bill of Sale; Assignment and Assumption Agreement. An executed copy of Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), and an executed Bill of Sale substantially in the form attached hereto as Exhibit D;

(h) IP Assignment Agreement. A duly executed assignment necessary to evidence the transfer to the Buyer of the Intellectual Property included in the Assigned Assets in substantially the form attached hereto as Exhibit E (the “IP Assignment Agreement”); and

(i) Other. Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are reasonably necessary to transfer the Assigned Assets and carry out the transactions contemplated by this Agreement.

7.3 Deliveries by Buyer. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Company contained in this Agreement, and in consideration of the Assigned Assets, the Buyer agrees to deliver, or cause to be delivered, to the Company on or prior to the Closing Date, the following, in form and substance reasonably satisfactory to the Company and its counsel:

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(a) Purchase Price. The Purchase Price, in accordance with Section 2.2;

(b) Employment Agreement. The Employment Agreement duly executed by Buyer;

(c) IP Assignment Agreement. The IP Assignment Agreement duly executed by Buyer;

(d) Assignment and Assumption Agreement. The Assignment and Assumption Agreement duly executed by Buyer; and

(e) Other. Duly executed copies of all other instruments and documents as, in the reasonable opinion of the Company’s counsel, are reasonably necessary to carry out the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival. All representations and warranties contained in this Agreement or in any Related Document shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall be fully effective and enforceable for a period of eighteen (18) months following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article VIII; provided, however, that the representations and warranties contained in Section 3.6 (“Licenses”), Section 3.14 (“Employees”), Section 3.16 (“ERISA”), Section 3.17 (“Taxes”), Section 3.21 (“Assets and Title”), Section 3.23 (“Environmental Claims”) and Section 3.29 (“FDA Matters”) shall survive until 90 days after the expiration of the applicable statute of limitations period; and provided, further, that the representations and warranties contained in Section 3.1 (“No Violation”), Section 3.2 (“Due Organization”), Section 3.3 (“Authorization”) and Section 3.10 (“Consents”) shall survive indefinitely. Any claim for indemnification asserted in writing before the eighteen (18) month anniversary of the Closing Date or the other applicable survival period set forth in this Section 8.1 shall survive until resolved or judicially determined. No investigation by Buyer prior to the Closing Date shall relieve the Company from any liability for any misrepresentation, misleading statement or omission made in this Agreement or in connection with the transactions contemplated hereby. Covenants and agreements required to be performed after the Closing shall survive the Closing and shall expire in accordance with their terms.

8.2 Indemnification.

(a) Indemnification by the Company Subject to the limitations and the provisions set forth in this Agreement, the Company shall indemnify, reimburse and hold harmless Buyer and its Affiliates from and against any and all loss, damage (but excluding any consequential, special or punitive damages unless awarded to a third party in connection with a third Party Claim), expense (including court costs, amounts paid in settlement, interest, penalties, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any breach of any representation or warranty contained herein or in any Related Document by the Company, or any allegations by third parties that, if true, would entitle Buyer and its Affiliates to indemnity under this Section 8.2(a)(i); (ii) any breach or nonfulfillment of any covenant or agreement contained in or made pursuant to this Agreement or any Related Document by the Company, or any allegations by third parties that, if true, would entitle Buyer and its Affiliates to indemnity under this Section 8.2(a)(ii); (iii) the Excluded Liabilities and any liabilities arising from the Excluded Assets; (iv) any liabilities of the Company or any of its Affiliates arising after the Closing Date; (v) any third party or Governmental Authority claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others, Taxes, employee matters or other third party or Governmental Authority claims, in each case which claim is with respect to any and all activities of the Company or any Affiliate thereof in connection with the conduct of the Business on or before the Closing Date (or before or after the Closing Date with respect to any and all activities of the Company or any Affiliate thereof in connection with the conduct of the Retained Business); and (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, in enforcing this indemnity against the Company.

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(b) Indemnification by Buyer. Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify, reimburse and hold harmless the Company against any Damages related to, caused by or arising from: (i) any breach of any representation or warranty contained herein or in any Related Document by Buyer, or any allegations by third parties that, if true, would entitle the Company to indemnity under this Section 8.2(b)(i); (ii) any breach or nonfulfillment of any covenant or agreement contained in or made pursuant to this Agreement or any Related Document by Buyer, or any allegations by third parties that, if true, would entitle the Company to indemnity under this Section 8.2(b)(ii); and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, in enforcing this indemnity against Buyer.

(c) Damage Calculation. For purposes of calculating the amount of Damages subject to indemnification, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty which is qualified as to materiality or “Material Adverse Effect” by the party making such representation or warranty or contains an exception for matters that would not have a material adverse effect, then such representation or warranty shall be read as if it were not so qualified or contained no such exception.

8.3 Notice of Claims. Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”). Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article VIII, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement. The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article VIII; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other party within 20 days of receipt of a Notice. If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

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8.4 Limitations on Indemnification Obligation. The maximum liability of the Company to Buyer, and of Buyer to the Company, for all Claims and Damages shall be $300,000 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply: (i) in the event of fraud or willful misrepresentation by the indemnifying party; or (ii) to indemnification obligations for Damages in connection with (x) a breach of the representations and warranties contained in Sections 3.1 (“No Violation”), 3.2 (“Due Organization”), 3.3 (“Authorization”), 3.6 (“Licenses”), 3.10 (“Consents”), 3.14 (“Employees”), 3.16 (“ERISA”), 3.17 (“Taxes”), 3.21 (“Assets and Title”), 3.23 (“Environmental Claims”) and Section 3.29 (“FDA Matters”); (y) the indemnification obligations set forth in clauses (ii)–(vi) and (x)–(y) of Section 8.2(a); and (z) the indemnification obligations set forth in items (ii)–(iii) of Section 8.2(b).

8.5 Assumption and Defense of Third-Party Action. If any Claim by Buyer hereunder arises out of a claim by a third party or Governmental Authority (a “Third-Party Claim”), the Company shall have the right, at its own expense, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to Buyer, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall have the right to employ counsel to represent it if, in Buyer’s reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by Buyer; provided, that if representation by the Company’s counsel would present a conflict of interest, then the Company shall reimburse Buyer for the fees and expenses of such separate counsel if a court of competent jurisdiction determines that a conflict of interest existed. Buyer shall have the right to control the defense of any Third-Party Claim, notwithstanding the Company’s election to control the defense, if it notifies the Company that it is assuming the defense of such Claim, whereupon the Company shall be relieved of its obligations under this Article VIII with respect to such Third-Party Claim. If the Company does not elect to assume control of the defense of any Third-Party Claim, the Company shall be bound by the results obtained by Buyer with respect to such Third-Party Claim. The Company agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim. It is expressly agreed and understood that any defense by the Company of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business or the Assigned Assets.

8.6 Remedies not Exclusive. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against any other party hereto.

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ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) business day after dispatch by registered or certified mail, (iii) on the next business day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case if addressed as set forth on Schedule A attached hereto, or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 9.1.

9.2 Benefit and Binding Effect. Neither Buyer nor the Company may assign this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement without the prior written consent of the Company to any entity that controls, is controlled by or is under common control with Buyer. In addition, the Company shall not enter into, or consummate, any agreement that would result in a “change of control” of the Company prior to the end of the Transition Period, which transaction shall be deemed to occur if the Company sells all or substantially all of its remaining assets following the Closing or if the holders of a majority of the outstanding voting securities of the Company immediately prior to such transaction no longer hold a majority of the outstanding voting securities of the Company immediately following such transaction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

9.3 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

9.4 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

9.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

9.6 Entire Agreement. This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and the Company with respect to the subject matter hereof. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations and understandings between Buyer and the Company whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

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9.7 Amendment. This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

9.8 Severability. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is held by a court to be restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held by a court to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

9.9 Governing Law; Consent to Jurisdiction and Venue This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of New York, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any New York State or Federal court sitting in the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement, any Related Document or any transaction contemplated hereby or thereby. Each of Buyer and the Company hereby irrevocably waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of Buyer and the Company also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to such party and its counsel at their respective addresses specified in Section 9.1.

9.10 Further Assurances and Consents. From time to time after the Closing Date, without further consideration, the Company shall use reasonable efforts, to cooperate with Buyer to obtain any necessary third party consents or approvals to the assignment to the Buyer of any Contracts included in the Assigned Assets or used or useful in the Business.

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This Agreement has been executed by the Buyer and the Company as of the date first above written.

BUYER:

MARINA BIOTECH, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chairman

THE COMPANY:

SYMPLMED PHARMACEUTICALS, LLC

By:	/s/ Erik Emerson
Name:	Erik Emerson
Title:	President & CEO